Exhibits Index

Exhibit	Description of Exhibit

99.1	Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated January 26, 2007.

EXHIBIT 99.1

EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 26, 2007	W. Page Ogden, Chairman & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2006 YEAR END RESULTS

Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income for the quarter ended December 31, 2006, of $854 thousand, or $.40 per basic and diluted share, compared to $660 thousand, or $.31 per basic and diluted share, for the fourth quarter of 2005. Net income for 2006 was $3.6 million, or $1.69 per basic and diluted share, compared to $3.2 million, or $1.53 and $1.52 per basic and diluted share, respectively, for 2005. Annualized return on average assets and equity for the year ended December 31, 2006, increased to .95% and 11.10%, respectively, compared to .83% and 10.30% for 2005.

Net interest income decreased 3% during the fourth quarter of 2006, compared to the fourth quarter of 2005, while tax-equivalent net interest margin increased to 4.02% in the fourth quarter of 2006, as compared to 3.93% in the fourth quarter of 2005. Net interest income fell 0.5% for the twelve months ended December 31, 2006, to $13.5 million compared to the same period in 2005 with tax-equivalent net interest margin increasing from 3.89% to 4.01% year over year. Cash flows from both the investment portfolio and the residential mortgage portfolio were directed into new commercial loans in the amount of $19 million and the reduction of Federal Home Loan Bank (“FHLB”) borrowings by a similar amount. The flat to inverted yield curve experienced throughout 2006 afforded limited opportunity to reinvest cash flows from securities into additional securities. Cash flows that funded increases in commercial loans were mostly used in the Baton Rouge market. The commercial loan growth and the pay downs in the residential loan portfolio combined to keep the aggregate dollar amount of the entire loan portfolio relatively unchanged for the year with additional cash flows used to reduce wholesale borrowings. This strategy also had the effect of lowering the bank’s total assets while simultaneously improving net interest margins.

Non-interest income for the quarter and year ended December 31, 2006, was $639 thousand and $2.5 million, respectively, compared to $581 thousand and $2.4 million for the same periods in 2005. The increase for the quarter ended December 31, 2006, is primarily related to higher service charges on deposit accounts and gains on sales of mortgage originations sold in the secondary market, offset by lower revenues from sales in the bank’s investment department.

Non-interest expense for the quarter and year ended December 31, 2006, was $2.6 and $10.7 million, respectively, compared to $3.1 and $11.6 million for the same periods in 2005. The fourth quarter reduction of $550 thousand was due primarily to lower personnel costs in 2006 and expenses related to the Company’s 2005 offer of a voluntary separation package to employees with certain years of service. The reduction in force resulted in an additional $425 thousand added to personnel expense in the fourth quarter of 2005.

Annualized net loan charge-offs as a per cent of average loans for the quarter and year ended December 31, 2006, were .83% and .30%, respectively, compared to .14% and .07%, respectively, during the same periods in 2005. The increase in the fourth quarter of 2006 in the net charge-off percentages was due primarily to one commercial credit. The Company added a $175 thousand provision for loan losses in the fourth quarter of 2006 to maintain the overall adequacy of the Allowance for Loan Losses, which ended 2005 and 2006 at .97% and .96% of loans. Non-performing loans as a percent of total loans were .59% in 2006 compared to .51% in 2005.

Since year end 2005, total assets decreased 5%, or $19.9 million, to $369.3 million reflecting the Company’s redirection of investment cash flows and residential pay-downs into higher yielding loans and reduction of FHLB borrowings. From December 31, 2005, to December 31, 2006, investment securities decreased 12%, or $14.4 million, to $107.4 million while loans held for investment, net of unearned interest and allowance for loan losses, decreased slightly by .6%, or $1.3 million, to $241 million. Demand deposits were $50.3 million as of December 31, 2006, compared to $51.5 million as of December 31, 2005.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance on properties in the State of Mississippi. As of December 31, 2006, the Company reported assets of $369.3 million and equity of $33.6 million. The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at December 31, 2006, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2006	2005	2006	2005

Interest income	$6,073,319	$5,775,358	$23,707,883	$22,000,221
Interest expense	(2,739,081)	(2,336,679)	(10,206,071)	(8,445,061)
Net interest income	3,334,238	3,438,679	13,501,812	13,555,160
Provision for loan losses	(265,000)	(60,000)	(475,000)	(300,000)
Net interest income after
provision for loan losses	3,069,238	3,378,679	13,026,812	13,255,160
Non-interest income	639,404	581,015	2,461,792	2,417,614
Non-interest expense	(2,580,650)	(3,130,869)	(10,716,040)	(11,630,041)
Income before income taxes	1,127,992	828,825	4,772,564	4,042,733
Income taxes	(273,960)	(168,816)	(1,193,982)	(815,094)
Net income	$854,032	$660,009	$3,578,582	$3,227,639

Return on Average Assets	0.92%	0.67%	0.95%	0.83%
Return on Average Equity	10.27%	8.47%	11.10%	10.30%

Diluted:
Net income per share	$0.40	$0.31	$1.69	$1.52
Weighted average shares outstanding	2,121,458	2,123,036	2,121,825	2,120,951

	December 31,	December 31,
	2006	2005

Total assets	$369,318,241	$389,260,029
Cash and due from banks	6,572,162	9,825,459
Federal funds sold	304,569	401,138
Investment securities	107,370,048	121,782,755
Loans, net of unearned interest	243,589,293	245,083,051
Deposits-interest bearing	203,411,996	205,910,680
Deposits-non interest bearing	50,345,279	51,466,230
Total Deposits	253,757,275	257,376,910
Short Term debt	35,392,884	44,456,731
L/T debt, inc junior subordinated debentures	44,579,104	52,927,057
Stockholders' equity	33,596,888	31,260,158
Book value (per share)	$15.86	$14.77
Total shares outstanding	2,117,966	2,116,316